UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2020

Annual General Meeting

Of Members and

Proxy Statement

LETTER FROM THE BOARD OF DIRECTORS

FROM OUR BOARD OF DIRECTORS

Dear Fellow Shareholders:

2019 was a strong year for our Company driven by good operating results in our main businesses and strong absolute investment returns.  Our share price increased 30%.  We also deployed $435 million into businesses during the year, and ended 2019 with undeployed capital at $1.0 billion.  This level of undeployed capital reflects management’s thoughtful and patient redeployment and return of capital over the past several years following sales of a number of our large businesses between 2015 and 2017 that generated $4 billion in proceeds.  Your Board believes that this patient approach to redeployment will serve owners well in the years to come.

Strong Financial Performance

We finished 2019 with book value per share of $1,024 and adjusted book value per share of $1,018, increases of 14% and 15% from the prior year.  Excluding the gain from the MediaAlpha transaction in February 2019, BVPS and ABVPS each grew 8%.  We focus management on growing ABVPS because we believe that, in the long term, growth in market value per share will follow growth in ABVPS.  In 2019, our one-year total shareholder return was 30.2%. Each of our main operating businesses performed well this year, and our total investment portfolio returned 20.4% (15.5% excluding the gain from the MediaAlpha transaction).  A very satisfying result.

Execution of Our Business Strategy

During 2019, your Company made good progress on capital deployment, putting $435 million to work.  Three significant deals emerged from our platform companies: (i) Embrace, a pet insurance MGA acquired by NSM, (ii) the acquisition of NSM’s collector car renewal rights and (iii) our buyout of Oaktree’s 50% interest in Kudu.  At the parent company, we closed the Elementum transaction and strengthened our deal pipeline considerably.

Thoughtful Approach to Board Composition with a Demonstrated Commitment to Refreshment

As part of our ongoing commitment to creating a balanced and effective Board with diverse viewpoints, skills, and deep industry expertise related to our Company strategy, Peter Carlson joined the Board in 2019. Pete brings over thirty years of accounting and audit experience in the insurance industry.  He is the former Executive Vice President and COO of Brighthouse Financial and the former Executive Vice President and CAO of MetLife. Our Board has a robust refreshment process and, since 2017, four new independent directors have joined the Board, replacing three long-serving directors. Average tenure now stands at seven years, and women comprise 25% of our members.

Ongoing Dialogue with Shareholders Through Proactive Engagement

Engaging with our shareholders remains a high priority.  Over the last year, members of the Board and management reached out to shareholders owning 72% of White Mountains’ outstanding shares and met with all shareholders who requested meetings, who represented 26% of our shares outstanding.  Over the past several years, feedback received from these discussions has helped guide changes to our executive compensation program and further enhance our disclosures about the skills and areas of expertise of our Board, the Board’s oversight of risk management, and our human capital management initiatives.  In this year’s proxy statement, we have included a Board skills matrix, enhanced our disclosure around Board oversight of ESG, and added a section on human capital management.

The global pandemic is challenging all of us in 2020, but our core principles serve us equally well in times of calm and times of uncertainty.  We wish you well as you manage through these turbulent times.  It is a privilege to serve as your Board, and we greatly value your support of White Mountains.

Sincerely,

The White Mountains Insurance Group Board of Directors

Morgan W. Davis, Chair	Peter M. Carlson	Mary C. Choksi
Philip A. Gelston	Edith E. Holiday	G. Manning Rountree
Lowndes A. Smith	David A. Tanner

April 7, 2020

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its subsidiaries and affiliates.  Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, disposing of these businesses and assets.

White Mountains conducts its business primarily in four areas:  municipal bond insurance, specialty insurance distribution, capital solutions for asset management firms, and other operations.  White Mountains’s municipal bond insurance business is conducted through its subsidiary HG Global Ltd. and its reinsurance subsidiary HG Re Ltd. (“HG Re” and, collectively, “HG Global”).  HG Global was established to fund the startup of and provide reinsurance, through HG Re, to Build America Mutual Assurance Company (“BAM”), a mutual municipal bond insurance company.  White Mountains’s specialty insurance distribution business is conducted through its subsidiary NSM Insurance HoldCo, LLC and its subsidiaries (collectively, “NSM”).  White Mountains provides capital solutions for asset management firms through its subsidiary Kudu Investment Management, LLC and its subsidiaries (collectively, “Kudu”).  White Mountains’s other operations consist of the Company and its wholly-owned subsidiary, White Mountains Capital, Inc (“WM Capital”), its other intermediate holding companies, its wholly-owned investment management subsidiary, White Mountains Advisors LLC (“WM Advisors”), investment assets managed by WM Advisors, and certain other consolidated and unconsolidated entities and certain other strategic investments.  White Mountains’s reportable segments are HG Global/BAM, NSM, Kudu and Other Operations.  For additional information on our business segments, please refer to the Form 10-K for 2019, which can be found at www.whitemountains.com.

The 2020 Annual General Meeting will be confined to a shareholder vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

For a reconciliation of non-GAAP measures used in this Proxy Statement to their most comparable GAAP measures, see Annex A.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement.  This summary does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials
Date and Time:	May 21, 2020 at 10:00 a.m. Eastern Time
Place:	White Mountains Insurance Group, 23 South Main Street, Suite 3B, Hanover, New Hampshire
Record Date:	April 1, 2020

This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders on or about April 23, 2020.

Voting Matters and Board Recommendations
Matter		Our Board’s Recommendation
Proposal 1	Election of two directors to Class II with terms ending in 2023	For
Proposal 2	Approval of the advisory resolution on executive compensation	For
Proposal 3	Approval of the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2020	For

How to Vote

Even if you plan to attend the 2020 Annual Meeting of Members in person, we encourage you to vote in advance of the meeting.  You may vote using one the following voting methods.  Make sure to have your proxy card or voting instruction form in hand and follow the instructions.  Participants who hold shares in a brokerage account, an employee benefit plan, or through a nominee will need to follow instructions on their proxy card, which may include options to vote their shares by telephone or over the internet.  You can vote in one of three ways:

Record Holders	Beneficial Owners
Vote via the internet • Go to www.envisionreports.com/WTM	Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Vote by mail • Complete, sign, date and return your proxy card in the envelope provided

Company Performance Highlights

2019 was a strong year for our Company driven by good operating results in our main businesses and strong absolute investment returns.  Highlights of our 2019 operational and financial performance include:

✓            Deployed $435 million into businesses during the year and ended 2019 with undeployed capital at $1.0 billion

✓            Total investment portfolio returned 20.4% (15.5% excluding the gain from the MediaAlpha transaction)

✓            One-year total shareholder return was 30.2%

✓            Finished 2019 with book value per share of $1,024 and adjusted book value per share of $1,018, increases of 14% and 15% from the prior year

✓            Had three significant capital deployments: (i) Embrace, a pet insurance MGA acquired by NSM, (ii) the acquisition of NSM’s collector car renewal rights and (iii) our buyout of Oaktree’s 50% interest in Kudu

Governance Highlights

The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies.  Governance highlights include:

✓            Board Composed of 88% Independent Directors
(7 out of 8 Board Members)

✓            Commitment to Board Refreshment (Three New Directors in Past Two Years, 38% of Current Composition)

✓            Average Board Tenure is 7 years

✓            Independent Chairman

✓            25% Board Gender Diversity

✓            Shareholder Right to Call a Special Meeting at 10%

✓            Annual Board, Committee, and Individual Self-Evaluations

✓            Robust Director and Executive Officer Stock Ownership Guidelines (5x cash retainer for Directors and 10x salary for CEO and Executive Vice Presidents)

Shareholder Outreach

Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders.  Building on our 2018 engagement efforts, as part of our 2019 shareholder engagement, we reached out to owners representing 72% of outstanding shares and met with all shareholders who requested meetings, who represented 26% of outstanding shares.  Our Compensation / Nominating & Governance Committee Chair led discussions in meetings with shareholders representing 13% of outstanding shares, which were all meetings in which her participation was requested.

The feedback from these discussions was shared with the Board to help guide changes to our executive compensation plan and further enhance our proxy disclosure.  In this year’s proxy statement, we have included a Board skills matrix, enhanced our disclosure around Board oversight of ESG, and added a section on human capital management.  For further details on the topics discussed with shareholders and the responsive actions taken to the feedback received, please refer to page 13 of the proxy statement.

Executive Compensation Highlights

✓            Formulaic Annual Incentive Plan with Pre-established, Rigorous, and Quantifiable Performance Targets

✓            Half of Annual Long-Term Incentives Delivered in Performance-Based Equity, with a Three-Year Performance Period

✓            Clawback Policy for Annual and Long-Term Incentive Plan

✓            Double-Trigger Change-in-Control Provisions

✓            Over 92% of Total Target 2019 CEO Compensation Was Linked to Metrics Assessing Company or Stock Performance and Therefore Meaningfully “At-Risk”

✓            Over 86% of Total Target 2019 CEO Compensation Delivered in Long-Term Incentives

✓            Thoughtful Peer Group Selection Methodology with Peer Group Used for Variability and Assessment of Appropriate Compensation Structure, Not for Benchmarking Purposes

Chief Executive Officer:

Other NEOs:

Board’s Role in ESG Oversight

The Board is responsible for overseeing the Company’s management of ESG matters.  Following our core operating principle of Thinking Like Owners, we maintain robust and owner-focused corporate governance practices.  With respect to environmental matters, though our business operations do not have a large physical footprint, we strive to make meaningful contributions towards protecting the environment and contributing to our local communities.  As to sustainability, the Board oversees the Company’s corporate culture and reinforces the importance of promoting a respectful and diverse work environment that enables our employees to be productive and feel valued.  We focus on building long-term value for our owners by building enduring partnerships with the management teams and our partners in our various businesses and in the communities in which we operate.  The Board is proud of the Company’s efforts, which can generally be broken down into four main categories: (i) human capital management, (ii) diversity and inclusion, (iii) social impact, and (iv) sustainability.  For further details on our Company’s efforts on these categories, please refer to page 19 of the proxy statement.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2020 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 21, 2020

April 7, 2020

Notice is hereby given that the 2020 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 21, 2020 at 10:00 am Eastern Time at White Mountains Insurance Group, 23 South Main Street, Suite 3B, Hanover, New Hampshire.  At this meeting, you will be asked to consider and vote upon the following proposals:

1)           election of two directors to Class II with terms ending in 2023;

2)           approval of the advisory resolution on executive compensation; and

3)           approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2020.

The Company’s audited financial statements for the year ended December 31, 2019, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Shareholders of record of common shares on the record date, Wednesday, April 1, 2020, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy.  A list of all Shareholders entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 20, 2020 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

By Order of the Board of Directors,

Jennifer L. Moyer
Corporate Secretary

Shareholders are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814, in the envelope provided, whether or not they expect to attend the meeting.  Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2020 Annual General Meeting of Members (the “2020 Annual Meeting”), to be held on Thursday, May 21, 2020 at White Mountains Insurance Group, 23 South Main Street, Suite 3B, Hanover, New Hampshire.

Holders of the Company’s common shares (“Shareholders”), par value $1.00 per share, as of the close of business on Wednesday, April 1, 2020, the record date, are entitled to vote at the meeting.  The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Shareholders on or about April 23, 2020.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.  Shareholders have the right to appoint another person (who need not be a Shareholder) to represent the Shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 54).  Every Shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Shareholder and filed with the Corporate Secretary.  Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote.  If a Shareholder attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 3 (the ratification of the selection of PwC as the Company’s auditor for 2020), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the internet.  Voting deadlines vary by institution.  Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company.  Please review the proxy materials and follow the instructions on the proxy card to vote your shares.  We hope you will exercise your rights and fully participate in your company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares.  The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: https://www.investor.gov/system/files/publications/documents/english/sec-guide-to-proxy-brochures.pdf with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”).  Each Class serves a three-year term.

At the 2020 Annual General Meeting, G. Manning Rountree and Mary C. Choksi are nominated to be elected to Class II with a term ending in 2023.  Mr. Rountree and Ms. Choksi were previously elected by Shareholders.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2020 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director Since
Class I - Term ending in 2022
Morgan W. Davis, Chairman	69	2006
Peter M. Carlson	55	2019
David A. Tanner	61	2018
Class II - Term ending in 2020
G. Manning Rountree*	48	2017
Lowndes A. Smith**	80	2003
Class III - Term ending in 2021
Mary C. Choksi*	69	2017
Philip A. Gelston	67	2018
Edith E. Holiday	68	2004

*Nominated to be elected at the 2020 Annual General Meeting to Class II with a term ending in 2023.

**Retiring from the Board at completion of current term, which ends as of the 2020 Annual General Meeting.

The Board is comprised of seven independent directors and the Chief Executive Officer.

Board Composition and Refreshment

The Company is committed to maintaining a Board with members from a variety of backgrounds to promote diverse, independent thinking.  Diversity considerations are an important part of the director search process, and the Company believes that continually enhancing the makeup of the Board is important.  Currently, the board has 25% gender diversity, with both women also chairing a Committee.  Out of eight directors, seven are independent, with 100% independence on key committees.  The Company actively refreshes the Board to ensure the directors collectively have the optimal mix of diverse skills and experiences to effectively oversee the business as it evolves.  Our most recent addition in 2019 was Peter Carlson.  Mr. Carlson brings over thirty years of accounting and audit experience and is the former Executive Vice President and COO of Brighthouse Financial.  In December 2019, Mr. Carlson joined MiMedx Group, an industry leader in advanced wound care and an emerging therapeutic biologics company, and became its Chief Financial Officer in March 2020.

Director Skills and Qualifications

Our Board seeks Directors with a broad range of skills, experience and perspectives in order to ensure effective oversight of the Company’s strategies and risks.  The Board believes its members must be willing and able to devote adequate time and effort to Board responsibilities.  In evaluating director candidates, the Compensation/Nominating & Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, diversity, knowledge about the Company’s business and industry and ownership in the Company.  The skills matrix below highlights our Board’s key skills and qualifications that are directly relevant to our business, strategy and operations.  The Board reviews this matrix and the overall Board composition periodically in order to ensure the appropriate balance of diversity, knowledge and experience.

Skills and Qualifications	Peter Carlson	Mary Choksi	Morgan Davis	Philip Gelston	Edith Holiday	Manning Rountree	Lowndes Smith	David Tanner

Insurance/Financial Services Industry Experience promotes our Board’s ability to define and direct our strategy, evaluate potential transactions, and oversee and strategically guide our management team

	✓	✓	✓			✓	✓	✓
Senior Leadership Experience enhances our Board’s ability to understand and impact the opportunities and challenges management faces in leading our businesses	✓	✓	✓	✓	✓	✓	✓	✓
Financial Reporting Expertise strengthens the Board’s oversight of our financial statements and internal controls	✓	✓					✓	✓
Risk Assessment/Risk Management Experience strengthens the Board’s oversight of complex risks facing the Company	✓		✓	✓	✓	✓	✓

Legal/Regulatory Expertise provides the Board with insights into the highly regulated insurance and financial services industries, as well as guidance on these aspects of our mergers and acquisitions activity

				✓	✓			✓
Public Company Board Experience equips our Board to maintain robust governance and board practices that are designed to put owners first		✓	✓		✓	✓	✓	✓

The lack of a checkmark for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the checkmark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

Board of Directors

Class I – Term Ending in 2022

Morgan W. Davis Chairman	Qualifications
• Joined in 2006 • Age: 69 • Chairman of the Board • Committees: Compensation/Nominating & Governance, Executive (Chair)

Experience:

•                 Appointed Chairman of the Board in March 2017

•                 Formerly Managing Director of OneBeacon (2001 to 2005) and served in a variety of capacities for White Mountains subsidiaries (1994 to 2001)

•                 Prior to 1994, Mr. Davis had 21 years of experience in the insurance industry, mostly at Fireman’s Fund Insurance Company and INA/Cigna

•                 Served as a director of OneBeacon from 2005 until its acquisition by Intact Financial Corporation in September 2017

•                 Served as a director of Endurance Specialty Holdings, and as a member of its Finance and Compensation Committees, from 2015 until its acquisition by SOMPO Holdings, Inc. in March 2017

•                 Serves on the Board of Trustees of Lipscomb University and on the Board of Directors for the United States African Development Foundation

Mr. Davis has extensive executive and board-level experience gained over the course of his more than 45-year career in the property and casualty insurance industry.

Select Board Service:

•                 Compare.com (Private)

•                 MediaAlpha (Private)

•                 NSM Insurance Group (Private)

Peter M. Carlson	Qualifications
• Joined in 2019 • Age: 55 • Committees: Audit

Experience:

•                 Chief Financial Officer of MiMedx Group, a biopharmaceutical company; joined December 2019

•                 Formerly served as Executive Vice President and Chief Operating Officer of Brighthouse Financial, a U.S. annuity and life insurance company that spun off from MetLife, from 2017 to 2018

•                 Served as Executive Vice President and Chief Accounting Officer at MetLife from 2009 to 2017

•                 Formerly at Wachovia Corporation from 2002 to 2009, where he served as Executive Vice President and Corporate Controller from 2006 to 2008

•                 Joined Wachovia after fifteen years at Arthur Andersen, where he served as an audit partner working in financial services, manufacturing, commercial services and distribution

•                 Serves as a Trustee of Wake Forest University

Mr. Carlson has extensive accounting and auditing experience gained over the course of his 30-year career in the insurance and financial services industries.

David A. Tanner	Qualifications
• Joined in 2018 • Age: 61 • Vice Chairman of the Board • Committees: Audit, Finance

Experience:

•                 Appointed Vice Chairman of the Board in February 2020

•                 Managing Director of Three Mile Capital LLC, a private investment company

•                 Partner at Rosemark Capital, an investor in and owner of media and marketing technology companies

•                 Served as the Managing Director of Arlon Group LLC and as Executive Vice President and a member of the Management Committee of Continental Grain Company from 2006 to 2017

•                 Served as Founder and Managing Principal of Quadrangle Group, LLC  from 2000 to 2006

•                 Served as Managing Director at Lazard Freres & Co. and Managing Principal at Lazard Capital Partners from 1998 to 2000

•                 Serves as Chairman of the Board of the New York University School of Law, Trustee of New York University, Chair Emeritus of Montefiore Medicine Academic Health System, Director of Lawyers for Children, Director of    The Carroll and Milton Petrie Foundation and a member of the Council      on Foreign Relations

Mr. Tanner has extensive executive and board-level service and financial expertise gained over the course of over 30 years in the financial services industry.

Select Board Service:

•                 Northeast Bancorp (Public)

Class II – To Be Elected to a Term Ending in 2023

G. Manning Rountree	Qualifications
• Joined in 2017 • Age: 48 • Committees: Executive, Finance

Experience:

•                 Joined White Mountains in 2004

•                 Prior to CEO appointment in 2017, served as President of White Mountains Capital and President of White Mountains Advisors

•                 Senior Vice President and Head of Corporate Development, Putnam Investments (2002-2004)

•                 Associate, McKinsey & Company (1999-2002)

Mr. Rountree has extensive management and financial expertise gained over the course of his career in the investment and insurance industries.

Select Board Service:

•                 Admiral Group, plc (Public)

•                 Build America Mutual Assurance Co (Private)

•                 Various WTM portfolio companies (Private)

Class III – To Be Elected to a Term Ending in 2023

Mary C. Choksi	Qualifications
• Joined in 2017 • Age: 69 • Committees: Executive, Finance (Chair)

Experience:

•                 Founding Partner (and Senior Managing Director/Senior Advisor until February 2017) of Strategic Investment Group, an investment management enterprise founded in 1987 which designs and implements global investment strategies for institutional and individual investors

•                 Founder and Managing Director of Emerging Markets Management LLC until May 2011

•                 Prior to 1987, worked in the Pension Investment Division of the World Bank

•                 Serves as a Trustee of Washington and Lee University

Ms. Choksi has extensive executive and board-level service and investment management expertise gained over the course of her 40 years in the financial services industry.

Select Board Service:

•                 Avis Budget Group - Compensation Committee (Public)

•                 Omnicom Group - Audit and Compensation Committees (Public)

•                 Franklin Templeton Mutual Funds (36 investment companies) - Audit Committee

Class III – Term Ending in 2021

Philip A. Gelston	Qualifications
• Joined in 2018 • Age: 67 • Committees: Audit, Compensation/ Nominating & Governance

Experience:

•                 Joined Cravath, Swaine & Moore LLP in 1978, became a partner in 1984, and retired in December 2017

•                 Currently a member of Cravath’s Office of General Counsel

•                 Has extensive experience in mergers and acquisitions, joint ventures and general corporate counseling, encompassing complicated negotiated transactions, hostile transactions (both offense and defense), cross border transactions, activist defense, and advising boards and senior executives, particularly on corporate governance and managing crisis situations

•                 Serves as a Trustee for the Friends of Bronx Preparatory Charter School

Mr. Gelston has extensive legal and management expertise gained over the course of his 40-year career in the legal field.

Edith E. Holiday	Qualifications
• Joined in 2004 • Age: 68 • Committees: Compensation/ Nominating & Governance (Chair), Executive

Experience:

•                 Served as the President, Secretary and Treasurer of Comcast TW  Holdings, Inc. from 2006 to 2007

•                 Former Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007

•                 Served as Assistant to the President of the United States and Secretary of the Cabinet from 1990 to 1993

•                 Served as General Counsel to the United States Treasury Department from 1989 to 1990

Ms. Holiday has extensive board-level experience across diverse industries and significant experience with the U.S. Federal government.

Select Board Service:

•                 Canadian National Railway Co – Audit Committee (Public)

•                 Franklin Templeton Mutual Funds (36 investment companies)

•                 Hess Corporation (Public)

•                 Santander Consumer USA (Public)

CORPORATE GOVERNANCE

The Company’s Corporate Governance Guidelines spell out our overall approach towards corporate governance.  The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company.  No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2019.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com.  These documents are available in print, free of charge, to any shareholder upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.  The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its shareholders.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company.  Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors.  However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Davis, an independent director, serves as Chairman of the Board.  At meetings of the Board, Mr. Davis presides over a separate session of non-management directors without Company management present.  In addition to being led by an independent Board Chair, the Board is comprised of directors that, together, are knowledgeable and experienced in the Company’s business.  The Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

Shareholder Engagement

Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders.  Building on our 2018 engagement efforts, as part of our 2019 shareholder engagement, we reached out to shareholders owning 72% of outstanding shares and met with all shareholders who requested meetings, who represented 26% of outstanding shares.  Our Compensation / Nominating & Governance Committee Chair personally led discussions in meetings with shareholders representing 13% of outstanding shares, which were all meetings where her participation was requested.

These discussions centered around our business strategy, corporate governance, executive compensation program, and board oversight of risk management.  More specifically, we discussed the changes we made to our compensation program in 2019, our continued board refreshment with the appointment in 2019 of our newest independent director, insurance industry veteran Peter Carlson, and our environmental and sustainability practices.  The 2019 changes to our compensation program were to (i) make our annual bonus program for executive officers entirely formulaic with a pre-established, rigorous and quantifiable performance target relevant for our Company and industry and (ii) adopt share ownership guidelines for our executive officers.  Our shareholders were overwhelmingly supportive of our executive compensation programs, including the performance metrics used in our 2019 annual bonus program and 2019-2021 long-term incentives, and our patient capital redeployment efforts.

Shareholder feedback is regularly communicated to our full Board, and the input we received directly informed enhancements implemented to our executive compensation program in 2019, as well as the expanded disclosure in this year’s proxy statement (e.g., Board’s Role in ESG Oversight and Director Skills and Qualifications with an individual skills matrix).

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual.  Those directors determined to be independent are Messrs. Carlson, Davis, Gelston, Smith and Tanner and Mmes. Choksi and Holiday.  For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company.  The Company does not apply categorical standards as a basis for determining director independence.  Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no current relationships (other than being directors or shareholders) with Messrs. Carlson, Gelston, Smith and Tanner or Mmes. Choksi and Holiday.  The Board notes a relationship with Mr. Davis, as disclosed herein under “Director Compensation”, that it concluded was immaterial and did not impair his independence.  In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.  Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

During 2019, the following meetings of the Board were held: four meetings of the full Board, nine meetings of the Audit Committee, five meetings of the Compensation/Nominating & Governance Committee, one meeting of the Performance Compensation Subcommittee and four meetings of the Finance Committee.  During 2019, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.

It is White Mountains practice that all directors are invited to, receive materials for and generally attend all Committee meetings.  In addition, each Committee Chair provides regular updates to the full Board regarding Committee activities.

Directors are encouraged to attend annual meetings.  All of the Company’s directors were in attendance at the 2019 Annual General Meeting, which was held on May 23, 2019.

Committees of the Board

Compensation/Nominating & Governance Committee Met five times during fiscal year 2019 Current Committee Members: • Edith Holiday (Chair) • Morgan Davis • Philip Gelston

Primary Responsibilities

•                  Review and make recommendations on director compensation

•                  Discharge the Board’s responsibilities relating to the compensation of executives

•                  Oversee the administration of the Company’s (and, to the extent the Committee deems appropriate, the major subsidiaries of the Company) compensation plans, in particular the incentive compensation and equity-based plans

•                  Prepare the annual report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement or annual report on Form 10-K, as applicable

•                  Identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board

•                  Make recommendations to the Board concerning committee appointments

•                  Develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters

•                  Oversee the evaluation of the Board and management

The Compensation/Nominating & Governance Committee Charter, which outlines the duties and responsibilities of the Compensation/Nominating & Governance Committee, is available at www.whitemountains.com.  The Compensation/Nominating & Governance Committee Charter is available in print, free of charge, to any shareholder upon request.

Independence

The Board has determined that each current member of the Compensation/Nominating & Governance Committee satisfies applicable NYSE requirements.

Audit Committee Met nine times during fiscal year 2019 Current Committee Members: • Lowndes Smith (Chair) • Peter Carlson • Philip Gelston • David Tanner

Primary Responsibilities

•                  Assist with Board oversight of the:

-                    Integrity of the Company’s financial statements;

-                    Qualifications and independence of the independent auditors;

-                    Performance of the internal audit function and the independent auditors; and

-                    Company’s compliance with legal and regulatory requirements

•                  Provide an avenue of communication among the independent auditors, management, the internal auditors and the Board

•                  Approve certain related or affiliated person transactions and review disclosures thereof

•                  Prepare the Audit Committee Report

•                  Discuss with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures

•                  Receive a report, at least annually, on company-wide risks

•                  Meet individually in private session with the Company’s Chief Financial Officer, General Counsel, General Auditor, Chief Accounting Officer, and the independent auditors at its quarterly meetings

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com.  The Audit Committee Charter is available in print, free of charge, to any shareholder upon request.

Financial Expertise and Independence

The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

Report

The Audit Committee Report is included in this Proxy Statement beginning on page 50.

Finance Committee Met four times during fiscal year 2019 Current Committee Members: • Mary Choksi (Chair) • Manning Rountree • Lowndes Smith • David Tanner

Primary Responsibilities

•                  Formulate the Company’s investment policy and investment guidelines

•                  Review the performance and asset allocation of the Company’s investment portfolio on a regular basis

•                  Monitor the capital, debt, and corporate structure of the Company

•                  In coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance

Interlocks and Insider Participation

No member of the Compensation/Nominating & Governance Committee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Consideration of Director Nominees

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Compensation/Nominating & Governance Committee does not set specific criteria for directors.  Under its Charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of experience, diversity and knowledge about the Company’s business and industry and ownership interest in the Company.  In selecting director candidates, the Company seeks a diversity of skills, backgrounds and experience.  Directors must be willing to devote adequate time and effort to Board responsibilities.  As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Shareholders.  The Company has not adopted a specific policy regarding consideration of director candidates from shareholders.  Shareholders who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement.  The Committee may consider such shareholder recommendations when it evaluates and recommends candidates to the Board for submission to shareholders at each annual general meeting.  In addition, shareholders may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors (a “Qualified Shareholder”).  A Qualified Shareholder may nominate persons for election as directors only if written notice of such Qualified Shareholder’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Shareholders, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Shareholders.  Each such notice shall set forth: (a) the name and address of the Qualified Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Shareholder and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Shareholder; (d) such other information regarding each candidate proposed by such Qualified Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Shareholder Communications

Shareholders, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 55).

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management.  The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks.  The Board also discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk.

The Board’s committees are assigned oversight responsibility for particular areas of risk.  For example, the Audit Committee receives a report, at least annually, on company-wide risks which considers operational, financial, legal, compliance, cyber and reputational risks, as well as climate risks and sustainability matters.  The Compensation/Nominating & Governance Committee oversees risk related to executive compensation plans and implementation.  The Finance Committee oversees the risks related to managing the Company’s investment portfolio.  Full Board meetings and individual Committee meetings are scheduled so as not to overlap and all directors are encouraged to attend all committee meetings, allowing for every director to participate and provide guidance regarding any risk concerns.

Board’s Role in ESG Oversight

The Board is responsible for overseeing the Company’s management of ESG matters.  Following our core operating principle of Thinking Like Owners, we maintain robust and owner-focused corporate governance practices.  With respect to environmental matters, while our business operations do not have a large physical footprint, we strive to make meaningful contributions towards protecting the environment and contributing to our local communities.  As to sustainability, the Board oversees the Company’s corporate culture and reinforces the importance of promoting a respectful and diverse work environment that enables our employees to be productive and feel valued.  We focus on building long-term value for our owners by building enduring partnerships with the management teams and our partners in our various businesses and in the communities in which we operate.  The Board is proud of the Company’s efforts, which can generally be broken down into four main categories:

Human Capital Management

Our strength lies in our people and we proactively support each employee’s entire well-being and development.  Our Board receives periodic reporting on employee satisfaction and concerns and interacts with employees at all levels of the organization.

Thinking like owners, our focus is on the long-term development of our workforce and cultivating our next generation of leaders.  Via our Education Assistance Policy, we support the professional development of our employees so that they can maintain and improve job-related skills.  To further support our workforce both at and outside of the office, we provide employees and their household members free access to our Employee Assistance Program (EAP) to help with a wide range of personal, family or workplace concerns.

Diversity and Inclusion

Our success is underpinned by a commitment to high standards and teamwork.  Under the guidelines of our Code of Business Conduct, we are firmly committed to providing equal employment opportunities and cultivating a culture in which all employees are treated with respect.  We deeply value diversity of backgrounds, experiences and ideas, which we believe helps foster more fruitful discussions, stronger collaboration and better company performance.

Social Impact

Our philosophy and practice is to act as responsible members of society, supporting select charitable organizations and activities in the local communities where our employees live and work.  We do this through our Giving With Impact program, an employee-led annual event, and through our matching gifts programs, which encourage employees to support educational or charitable organizations of their choice.

Sustainability

While our operating businesses do not have a large physical footprint, we strive to make an impact where we can.  Through our operating business Build America Mutual (BAM), the BAM GreenStar designations highlight qualifying bonds sold by U.S. municipal bond issuers for infrastructure projects that provide clear environmental benefits.  The criteria for identifying these bonds align with the International Capital Markets Association’s Green Bond Principles, and eligible projects include investments in sustainable water and wastewater systems, renewable energy and the construction or renovation of energy efficient buildings, among others.

Part of our charitable giving program also includes donations to environmentally-focused and conservation-focused organizations.  We have several ongoing annual donations to organizations focused on land conservation, education, research and avian wildlife rehabilitation.  In addition, we have semi-annual volunteer days supported by our employees.  For more information on the organizations that we support, visit the community engagement page on our website at https://www.whitemountains.com/community-engagement/.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Shareholders

As of April 1, 2020, there were 3,128,644 common shares outstanding.  Shareholders of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)                  all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)                  all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Shareholder which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Shareholders, except with respect to the election of directors.  “Byrne Entity” means any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions.  Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 1, 2020, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	316,058	(a)	10.1%
Wellington Management Group, LLP 280 Congress Street, Boston, MA 02210	247,882	(b)	7.9%

(a)         Information as of February 28, 2020, based on Schedule 13G/A filed with the Securities and Exchange Commission on March 6, 2020, by and on behalf of The Vanguard Group.

(b)        Information as of December 31, 2019, based on Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2020, by and on behalf of Wellington Management Group, LLP.

Security Ownership of Management

The following table sets forth, as of April 1, 2020, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 26) and all other executive officers as a group:

	Amount of Ownership
Name of Beneficial Owner	Beneficially	(a)	Economically	(b)
Frank R. Bazos	3,600		7,200
Reid T. Campbell	16,765		22,565
Peter M. Carlson	313		313
Mary C. Choksi	688		688
Morgan W. Davis	9,689		9,689
Philip A. Gelston	563		563
Edith E. Holiday	2,602		2,602
J. Brian Palmer	3,319		4,769
G. Manning Rountree	19,087		27,787
Robert L. Seelig	16,950		20,650
Lowndes A. Smith	1,102		1,102
David A. Tanner	938		938
All directors, Named Executive Officers and all other executive officers as a group (12 persons)	75,616		98,866

(a)          The common shares shown as beneficially owned by all directors, Named Executive Officers and all other executive officers as a group represent 2.4% of the total common shares outstanding at April 1, 2020.  No director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date.  Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

(b)          Common shares shown as economically owned include common shares beneficially owned and target unearned performance share awards, less any common shares in which the owner disclaims a pecuniary interest.

EXECUTIVE COMPENSATION

FROM OUR COMPENSATION/NOMINATING & GOVERNANCE COMMITTEE

Dear Fellow Shareholders:

One of our most important mandates as the independent Compensation/Nominating & Governance Committee (the “CNG Committee”) is to structure our executive compensation programs and governance practices to create close alignment with our shareholders’ interests, while continuing to attract and retain talented executives to execute on our Company’s strategy and create long-term value.

To that end, we regularly seek feedback from our shareholders on our compensation practices and, as appropriate, make refinements that we believe enhance our programs.  Following our 2019 Say-on-Pay vote which received nearly 94% support, we reached out to shareholders owning 72% of White Mountains’ outstanding shares and met with all shareholders who requested meetings, who represented 26% of our shares outstanding.  Ms. Edith Holiday, the CNG Committee chair, personally led discussions in meetings with shareholders representing 13% of our shares outstanding, which were all meetings in which her participation was requested.  The feedback received during these meetings was extremely valuable as we evaluate our compensation programs for potential improvements in structure or disclosure.

2019 Compensation Program Highlights:

➢                 Base salaries were held flat for all Named Executive Officers

➢                 Annual percent-of-salary target bonus opportunities were held flat for all Named Executive Officers

➢                 Over 92% of total target 2019 CEO compensation was linked to Company or share performance and therefore meaningfully “at-risk”

Changes in Response to Shareholder Feedback:

➢                 Introduced a formulaic annual incentive program for our executive officers, with pre-established, rigorous, and quantifiable performance targets that are relevant for our firm and industry – see page 32

➢                 Established share ownership guidelines for our executive officers, set at 10x base salary for our CEO and Executive Vice Presidents, and at 3x base salary for other executive officers – see page 35

White Mountains remains in a transitional period marked by thoughtful and patient redeployment of undeployed capital generated from sales of businesses in recent years, and the CNG Committee remains committed to ensuring that our executive  compensation programs and governance practices continue to motivate long-term value creation. We believe the actions highlighted above are responsive to our shareholders’ input, and we welcome your continued feedback.

Sincerely,

The White Mountains Insurance Group Compensation/Nominating & Governance Committee

Edith E. Holiday, Chair

Morgan W. Davis

Philip A. Gelston

April 7, 2020

Compensation Discussion and Analysis

Executive Summary

Business Overview and 2019 Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating those businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on their sale. Our principal focus is to grow adjusted book value per share (“ABVPS”) because we believe that, over the long term, our share price growth will parallel our growth in ABVPS (see chart and discussion on page 30). Since our IPO, including dividends, White Mountains has delivered 13% annualized growth in ABVPS and 12% annualized growth in market value per share. Having sold off a number of significant businesses from 2015-2017, which generated $1.4 billion in transaction gains and left us with $3.1 billion of pro forma undeployed capital, we remain in a transitional period as we continue to work to thoughtfully redeploy and distribute the proceeds of those transactions.

2019 was a strong year for our Company driven by good operating results in our main businesses and strong absolute investment returns, which led to a strong one-year total shareholder return of 30.2%.  Excluding the gain from the MediaAlpha transaction in February 2019, we grew ABVPS by 8.1% and our total investment portfolio returned 15.5%.

In 2019, we redeployed $435 million into businesses, following $332 million in capital deployments in 2018, and we ended the year with undeployed capital of $1.0 billion.  We expect our returns to continue to normalize and revenues to grow as we finish redeploying and distributing this capital.

2019 Performance Highlights
$435 million of capital deployments	8.1% growth in ABVPS (excl. the MediaAlpha transaction)

Commitment to Ongoing Shareholder Engagement

As part of our ongoing commitment to better understand the views of our shareholders with respect to our business, governance, and compensation practices, we have continued our investor outreach efforts in 2019.  Over the past several years, feedback received from these discussions has helped guide refinements to our executive compensation programs and governance practices, as well as enhancements to our public disclosure.  A summary of these efforts in 2019, feedback received and responsiveness is below:

The Right Compensation Peer Group

As described in more detail below, the CNG Committee refers to a peer group as part of its evaluation of the Company’s compensation practices.  Importantly, we do not use this peer group to benchmark compensation.   Rather, we evaluate the executive compensation programs of these peers in terms of structure and variability of payouts in good and poor performance scenarios. We seek to structure our compensation program to be more variable than most other insurance and reinsurance peers.  The CNG Committee believes that our compensation structures closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

We have made meaningful progress in redeploying and distributing the proceeds from our sale transactions in recent years.  However, as we continue to have $1 billion of undeployed capital, our returns are not comparable to peers who are fully deployed, and pay level benchmarking comparisons to any peer group, including our own, are not meaningful at this time. The CNG Committee regularly evaluates the continuing appropriateness of our peer group and will revisit our peer group as we continue to redeploy capital. See page 29 for further details on our 2019 peer group.

Compensation Program Aligned with Company Performance

In assessing the design of our executive compensation program, we value input from our shareholders and incorporate their feedback into our assessment. The current design of our compensation program consists of three primary elements: base salary, annual incentive bonus and long-term incentive compensation. Each element is structured with the primary goal of maximizing shareholder value over long periods of time. Highlights of our 2019 compensation program are as follows:

Elements and Structure

Base Salary

(see page 31)

- Fixed cash compensation appropriate to the role and responsibilities
- **Limited to a maximum of $500,000,** which is generally below market

> - 2019 salaries for each NEO remained unchanged from 2018 levels
> - Maximum base salary of $500,000 has been in place since 2008

Annual Incentive Bonus

(see page 32)

- Variable, performance-based compensation paid in cash
- Incentivizes and rewards company-wide performance
- Target bonuses are set at 75% of salary for all NEOs
- 2019 bonus program is based on **pre-determined targets of annual growth in Compensation Value Per Share ("CVPS")**

> - In response to shareholder feedback, beginning in 2019, the CNG Committee put in place a **formulaic annual incentive program for executive officers**

Long-Term Incentive

(see page 32)

- Rewards long-term value creation and aligns executives' interests with shareholders
- Retention tool that balances incentives to redeploy capital aggressively and to remain patient for good opportunities
- **50% performance shares: three-year performance period**; 0% - 200% of target
  - Based on three-year annualized growth in CVPS
  - 2%-7%-12% annual growth at threshold/target/maximum for 2019-2021
- 50% restricted shares subject to three-year cliff-vesting

> - In 2019, the total performance share and restricted share grants made to all employees of the Company totaled **just under 1.0% of the then outstanding shares**, within the CNG Committee's historical 1% guideline

We believe that the goal of maximizing shareholder value over long periods of time is best pursued by utilizing a pay-for-performance program that closely aligns the financial interest of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements. To illustrate, 86% of our CEO’s 2019 target total direct compensation was linked to long-term incentives, while 8% was made up of base salary, and 6% linked to annual cash bonus opportunity at target.

Chief Executive Officer:

Other NEOs:

Named Executive Officers

In this CD&A, we review the philosophy of White Mountains’s executive compensation program, the compensation process, the program’s elements, and the 2019 and 2020 compensation decisions for our named executive officers:

2019 Named Executive Officers
G. Manning Rountree	Chief Executive Officer
Reid T. Campbell	Executive Vice President &Chief Financial Officer
Frank R. Bazos	Executive Vice President &Head of Mergers &Acquisitions of WM Capital
Robert L. Seelig	Executive Vice President &General Counsel
J. Brian Palmer	Managing Director &Chief Accounting Officer

Unless otherwise noted, the term named executive officers (or “NEOs”) refers to the group of the five individuals listed in above table, the term “CEO” refers to Mr. Rountree, the term “CFO” refers to Mr. Campbell, and the term “CNG Committee” refers to the Compensation/Nominating & Governance Committee of the Board of Directors of White Mountains.

Business Overview, Significant Transactions in 2015-2017 and Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on the sale of these businesses and assets.

From 2015-2017, White Mountains sold a number of its businesses—Sirius, Symetra, Tranzact and OneBeacon—as buyers made compelling offers that resulted in roughly $1.4 billion of transaction gains and drove strong growth in ABVPS.  As a result of these sales, the Company is in a transitional period as management works to intelligently redeploy and distribute the transaction proceeds.  As of May 2017, on a pro forma basis for the OneBeacon sale, the Company had undeployed capital of $3.1 billion on a capital base of $4.2 billion.  In addition, after the sales, the Company generated much lower revenues than before the sales, and the high level of undeployed capital implied a low single digit go-forward rate of growth in ABVPS. As undeployed capital continues to be deployed or distributed, we expect returns to normalize and revenues to grow.

In 2019, we continued to make good progress and deployed $435 million.  Three significant deals emerged from our platform companies: (i) Embrace, a pet insurance MGA acquired by NSM, (ii) the acquisition of NSM’s collector car renewal rights and (iii) our buyout of Oaktree’s 50% interest in Kudu.  As of December 31, 2019, undeployed capital was down to $1.0 billion. In 2019, excluding the gain from the early 2019 MediaAlpha transaction, ABVPS and CVPS grew by 8.1% and 9.1%, respectively.  These results outperformed their respective targets for the year, which were set rigorously by the CNG Committee above the prior period targets.  In addition, for the 2017-2019 performance cycle, the average annual growth in ABVPS and CVPS was 8.9% and 7.9%, respectively.

The Company remains focused on creating shareholder value, while targeting redeployment in its areas of expertise: primarily insurance, broader financial services and adjacent sectors.  The Company remains value-oriented, opportunistic and highly flexible.

Shareholder Engagement and 2019 Compensation Program Changes

Engaging with our owners is central to our commitment to good governance and critical to maintaining our strong corporate governance practices.  Building on our 2018 engagement efforts, our 2019 shareholder outreach was led by the Board and senior management, often including our CNG Committee chair, Ms. Edith Holiday, leading the discussion and providing a direct line of communication between the Board and our shareholders.  Following our 2019 Say-on-Pay vote which received nearly 94% support, we reached out to shareholders representing 72% of our outstanding shares and met with all shareholders who requested meetings, who represented 26% of our shares outstanding.  Ms. Holiday personally led discussions in meetings with shareholders representing 13% of our shares outstanding, which were all meetings in which her participation was requested.  Shareholder feedback received from these meetings was shared with the entire Board and helped inform the CNG Committee’s thinking as it evaluated our compensation programs to continue to motivate and reward our executive officers for strong performance in executing our strategic transformation, while also taking into account shareholders’ views on the structure of our compensation programs.

The main topics in our engagement meetings were our current business strategy, corporate governance, executive compensation program, and board oversight of risk management.  More specifically, we discussed the changes we made to our compensation program in 2019, our continued board refreshment with the appointment in 2019 of our newest independent director, insurance industry veteran Peter Carlson, and our environmental and sustainability practices. Our shareholders were overwhelmingly supportive of our executive compensation programs, including the performance metrics used in our 2019 annual bonus program and 2019-2021 long-term incentives, and our patient capital redeployment efforts.  Shareholder feedback is regularly communicated to our full Board, and the input we received previously directly informed enhancements implemented to our executive compensation program in 2019 (summarized below), as well as the expanded disclosure in this year’s proxy statement (e.g., Board’s Role in ESG Oversight and Director Skills and Qualifications with an individual skills matrix).

2019 executive compensation program changes in response to shareholder feedback were:

➢                 Introduced a formulaic annual incentive program for our executive officers, with pre-established, rigorous, and quantifiable performance targets that are relevant for our firm and industry – see page 32 for additional detail

➢                 Established share ownership guidelines for our executive officers, set at 10x base salary for our CEO and Executive Vice Presidents, and at 3x base salary for other executive officers – see page 35 for additional detail

The Company’s management and Board is committed to continuing its extensive shareholder outreach program.

Compensation Philosophy

Our executive compensation policies are designed with the primary goal of maximizing shareholder value over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders while rewarding appropriate risk taking.  We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements (such as base salary, pensions, and employee benefits).  To that end, the CNG Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.  To illustrate, 86% of our CEO’s 2019 target total direct compensation was linked to long-term incentives, while 8% was made up of base salary and 6% was target annual cash bonus opportunity.

The following principles guide and inform the CNG Committee’s efforts to deliver a highly effective executive compensation program that drives shareholder value and fosters the attraction and motivation of key talent:

Manage for the Long-Term The Board manages for the long-term and makes pay decisions with the primary goal of maximizing shareholder value over long periods of time	Alignment with Shareholders Compensation is directly linked to performance and is aligned with shareholders by having a majority of NEO pay at risk in both short- and long-term incentives

Extensive Shareholder Engagement We engage directly with our shareholders, and our Board carefully reviews shareholder feedback as it considers refinements to our compensation practices	Share Ownership Guidelines Executives are required to meet and maintain significant share ownership requirements: 10x base salary for our CEO and EVPs, and 3x base salary for other executive officers.

Compensation Setting Process

The CNG Committee is responsible for approving our compensation programs for executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million.  Our CEO annually presents to the CNG Committee his evaluation of our executives, their individual performance, achievements, and the contributions they made to the Company’s accomplishments over the past year, as well as over the most recent long-term incentive plan cycle.  In connection with this evaluation, the CEO recommends to the CNG Committee appropriate compensation amounts for these executives.  The CNG Committee assesses the performance, responsibilities and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the CNG Committee each year (typically late February), following the availability of financial results for the prior year and the current year’s financial plan.  This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle.  Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Compensation Peer Group

When making new long-term incentive grants, the CNG Committee assesses the impact of different performance scenarios on potential realizable compensation.  Further, in order to test our beliefs about the structure and variability of the awards we make, the CNG Committee annually reviews and considers a systematic analysis of the public compensation disclosures made by other property and casualty insurers and reinsurers that the CNG Committee considers to be peers.

Importantly, our compensation peer group is not used for benchmarking purposes, but rather to analyze whether our compensation programs are appropriately structured and to ensure they are more variable than most other insurance and reinsurance peers.  We remain in a thoughtful transitional period of redeploying substantial proceeds from past value-generating transactions, and as such our returns with $1.0 billion of capital undeployed as of year-end will not be comparable to peers who are fully deployed.  Therefore, pay level benchmarking comparisons to any peer group, including our own, is not meaningful at this time.

The companies included in the analysis presented to the CNG Committee prior to it making compensation decisions in 2019 were:

2019 Peer Group

•	Alleghany Corporation	•	CNA Financial
•	Arch Capital Group	•	Everest Re Group
•	Argo Group	•	Markel Corp
•	Aspen Insurance Holdings	•	RenaissanceRe Holdings
•	Axis Capital	•	Selective Insurance Group
•	Cincinnati Financial	•	W.R. Berkley

The Company uses this group of companies as it reflects traditional competitors of White Mountains.  The CNG Committee regularly evaluates the continuing appropriateness of this group.  Even though sales transactions over the past five years temporarily lowered our go-forward revenues and near-term growth in ABVPS expectations, our strategy remains intact as we look to redeploy our capital.  Therefore, the CNG Committee believes this group currently remains appropriate for the Company’s competitive analysis, as a temporary reduction in revenues following significantly value-generating asset sales is not an appropriate catalyst for what would be an interim peer group change at this time.

The CNG Committee concluded that the peer analysis supported its view that the Company’s compensation programs are more variable than most other insurance and reinsurance peers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance.  The CNG Committee believes that the compensation structures that have been developed for the Company closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

Compensation Best Practices

We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

Key Compensation Highlights
What We Do	What We Do Not Do

✓            Commitment to pay for performance as evidenced by having over 92% of total target 2019 CEO compensation linked to company, stock or individual performance and, therefore, meaningfully “at-risk”

✓            Half of annual LTI delivered in performance-based equity, with a three-year measurement period

✓            Formulaic annual incentive program, based on pre-determined goals

✓            Clawback policy for annual and long-term incentive plans

✓            Double-trigger change-in-control provisions

✓            Annual Say-On-Pay vote

✓            Share ownership guidelines for executive officers

✗              No hedging of Company securities

✗              No executive pensions

✗              No single-trigger vesting of equity-based awards upon change-in-control

✗              No excise tax gross-ups upon change-in-control

✗              No dividends on unvested performance shares

✗              No long-term employment agreements with executive officers

✗              No excessive perquisites or benefits

Superior Track Record and the Alignment of Growth in ABVPS and Market Value Per Share

From our IPO in 1985 through year-end 2019, we have delivered 13% annualized growth in ABVPS and 12% annualized growth in market value per share to our shareholders.  Importantly, as seen in the chart below, ABVPS and market value per share have generally moved in tandem over the last thirty-five years, despite short-term fluctuations.  This is a core reasoning behind the CNG Committee’s selection of incentive plan performance metrics that relate to growth in book value per share.

Compensation for 2019

The principal elements of compensation for our executives in 2019 - base salary, annual incentive bonuses and long-term incentive compensation - are discussed below.

2019 Target Annual Direct Compensation Mix

1.             Base Salary

As discussed above under “Compensation Philosophy”, the Company’s compensation program emphasizes variable long-term incentive compensation, rather than fixed entitlements.  Accordingly, we pay our executive officers salaries that we believe to be below market.  In 2008, we limited base salaries to a maximum of $500,000.  Each of our Named Executive Officers currently receives a salary of $500,000, other than Mr. Palmer who receives a salary of $400,000.

The salaries of our NEOs were not increased in 2019, and they are also kept flat for 2020:

`	Base Salaries in Effect During
Executive	2018	2019	2020
G. Manning Rountree	$500,000	$500,000	$500,000
Reid T. Campbell	$500,000	$500,000	$500,000
Frank R. Bazos	--	$500,000[1]	$500,000
Robert L. Seelig	$500,000	$500,000	$500,000
J. Brian Palmer	$400,000	$400,000	$400,000

1 Mr. Bazos commenced employment on May 1, 2019, therefore he earned a pro-rated salary of $323,077 for 2019.

2.            Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers, which make up a small percentage of each NEO’s target total annual compensation – 6% for our CEO, and 11% on average for the other NEOs in 2019 – as the bulk of our executive officers’ compensation opportunity is tied to long-term incentives.  Each Named Executive Officer participates in the annual bonus pool applicable to the parent holding companies.  For 2019, the target bonus pool was $5.6 million for 42 employees.

Following the 2018 annual general meeting, the Company’s management team, along with CNG Committee chair Edith Holiday, who participated in a significant portion of the meetings, engaged with shareholders representing approximately 50% of our outstanding shares.  Based on those discussions and as a direct response to feedback, the CNG Committee has introduced a formulaic annual incentive program in effect for 2019 for our executive officers, with pre-established, rigorous, quantifiable performance targets relevant for our firm and industry.

Under our quantitative annual bonus program, the level of payout is determined by reference to the Company’s growth in CVPS, which is defined by the CNG Committee as the average of growth in ABVPS and growth in “intrinsic business value per share,” which is the ABVPS including franchise value step-ups to reflect the fair value of certain subsidiaries carried at book value.  In choosing this metric for the annual bonus program, the CNG Committee recognized that this is the same metric as used in a portion of the Company’s long-term incentives (albeit for a different time period).  The CNG Committee considered a number of other metrics but concluded that no other metric is as pertinent to our business as CVPS.  CVPS is the metric that the Board and the management team focus on because it is linked to growth in book value per share metrics, which we believe is what ultimately drives growth in our share price for our shareholders.  As previously disclosed in our 2019 proxy statement, 2019 annual bonuses were eligible to be earned ranging from 0% to 200% of target, according to the harvest scale of 2%-7%-12%.

For our executive officers, the CNG Committee maintains the discretion to decrease the individual annual bonus payouts after the quantitative formula has been applied, however it does not have discretion to increase payouts.  Our executive officers, at most, receive the quantitative result.

For 2019, the Named Executive Officers had target annual bonuses of 75% of salary, which was unchanged from the prior year and is continued into 2020.  Based on the Company’s performance of 9.1% growth in CVPS in 2019, the CNG Committee awarded the NEOs with bonuses of 141% of target.  The lone exception was Mr. Bazos, who joined the Company in May 2019, whose annual bonus for 2019 was set at target of $375,000 pursuant to his offer letter.

	2019 Annual Bonus Decisions
Executive	Target Bonus	Earned Bonus	% of Target
G. Manning Rountree	$375,000	$528,750	141%
Reid T. Campbell	$375,000	$528,750	141%
Frank R. Bazos	$375,000	$375,000	100%
Robert L. Seelig	$375,000	$528,750	141%
J. Brian Palmer	$300,000	$423,000	141%

3.            Long-Term Incentive Compensation

Long-term equity awards generally consist of an equal mix of performance shares and restricted shares, rewarding long-term value creation and aligning executives’ interests with shareholders.  Restricted shares are subject to a three-year cliff-vesting provision, instead of annual vesting, in order to promote retention that balances incentives to redeploy capital aggressively and to remain patient for good opportunities.  The number of WTM common shares earned from a grant of performance shares can range from 0%-200% of target, based on after-tax annual growth in CVPS over the three-year performance cycle.

The CNG Committee selected performance metrics that relate to growth in book value per share because it continues to believe these metrics ultimately drive growth in our share price for our shareholders.  The market value of our shares is not included as a direct measure of performance, but it determines the ultimate value of earned performance and restricted share awards.

From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the change in CVPS during the prior year, rather than focusing on changes in market values.  This is consistent with our view that the change in book value per share and related metrics provides a better view of the change in value of the Company than metrics reflecting short-term market price fluctuations.  In addition, we generally limit total annual share grants to employees to equal to or less than 1% of the Company’s outstanding shares.  For each of the 2017-2019, 2018-2020, 2019-2021, and 2020-2022 cycles, we adhered to this guideline.

New Grants in 2019:  For the CEO and each of our other NEOs, the annual 2019 long-term incentive awards were allocated 50% as performance shares and 50% as restricted shares, consistent with prior years.  The restricted shares are subject to a three-year cliff vesting provision based on continuous service, in order to promote retention of key executive talent.  The performance shares will vest in a range of 0% - 200% of target, following a three-year performance period.

For the 2019-2021 performance period, the CNG Committee established a target of 7% annual growth in CVPS as the performance target that would result in the payout of 100% of the target performance shares.  There would be no payout for annual growth of 2% or less, and annual growth of 12% or more would be required for a payout of 200%.  Importantly, the target and maximum goals for the 2019-2021 performance cycle (2%-7%-12%) were set higher than the previous 2018-2020 cycle (2%-6%-10%), which in turn were set higher than the previous 2017-2019 cycle (1%-5%-9%).  In setting this performance scale, a primary goal of the CNG Committee was to set a performance target that would incentivize management to redeploy capital thoughtfully.  The CNG Committee took account of the level of deployed and undeployed capital (and the expected run rate returns thereon) and made assumptions regarding the timing and magnitude of future deployment and distributions of undeployed capital.  In addition, the CNG Committee considered that the one-year performance scale for the 2019 annual bonus program was the same as the three-year average performance scale being set for the 2019-2021 performance shares.  The Committee determined that this scale was appropriate due to the factors discussed above and their applicability over a longer time frame (which equates to aggregate growth of 6%-23%-40% over a three-year period).

A detailed breakdown of the fiscal 2019 grants are included in the table below:

	2019 Long-Term Incentive Grants

	Grant Date	Restricted Shares		Performance Shares		Total 2019 LTI Grant Value
Executive		# Shares	Grant Value	# Shares	Grant Value
G. Manning Rountree	2/27/2019	3,000	$2,804,100	3,000	$2,804,100	$5,608,200
Reid T. Campbell	2/27/2019	2,000	$1,869,400	2,000	$1,869,400	$3,738,800
Frank R. Bazos	5/1/2019	1,900	$1,749,805	1,900	$1,749,805	$3,499,610
Robert L. Seelig	2/27/2019	1,000	$934,700	1,000	$934,700	$1,869,400
J. Brian Palmer	2/27/2019	500	$467,350	500	$467,350	$934,700

In determining the amount of new long-term incentive compensation grants for 2019 for our named executive officers, the CNG Committee assessed each executive’s scope of authority and ability to impact the success of the Company.  Based on the CNG Committee’s general experience and the recommendation of the CEO, for NEOs other than himself, the CNG Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.

Payout of 2017-2019 Performance Cycle:  For the 2017-2019 performance cycle, long-term incentives were granted to the NEOs as follows: 50% as performance shares and 50% as restricted shares.  For the performance shares, which matured at the end of 2019, 5% annual growth in CVPS was the performance target for a payout of 100% of the target performance shares.  Annual growth of 1% or less would have resulted in no payout and annual growth of 9% or more would have resulted in a payout of 200%. At its meeting in February 2020, based on an average annual growth in CVPS of 7.9%, the Performance Compensation Subcommittee confirmed that the payout that was earned was 174% of target.

2017-2019 Performance Share Cycle
Executive	Target Shares	Performance Scale (min / target / max)	Actual Average Annual CVPS Growth	Payout %	Shares Earned
G. Manning Rountree	3,000	1% - 5% - 9%	7.9%	174%	5,220
Reid T. Campbell	2,250	1% - 5% - 9%	7.9%	174%	3,915
Robert L. Seelig	2,000	1% - 5% - 9%	7.9%	174%	3,480
J. Brian Palmer	560	1% - 5% - 9%	7.9%	174%	974

2020 Compensation Actions

Target total cash compensation opportunities remain unchanged from 2019.  At its February 2020 meeting, the CNG Committee decided to keep the NEOs’ 2020 base salaries and percent-of-salary target bonus opportunities at the same levels as in 2019.  This reflected the CNG Committee’s long-standing philosophy of linking a vast majority of executives’ compensation to long-term incentives in order to align their interests with those of our shareholders, as opposed to awarding high levels of fixed or variable annual cash compensation.

Further, the design of our executive officers’ 2020 annual bonus plan will be similar to the plan in effect for 2019, with a harvest scale of 2%-7%-12% annual CVPS growth set for threshold / target / maximum payout levels.  At the time of the CNG Committee meeting in February, the 7% target reflected a 540 basis point spread to the yield on the 10-year treasury bond, which was a 90 basis point increase in the spread from a year before.  As a result, and combined with the Company continuing to have $1.0 billion of undeployed capital, the CNG Committee determined to pause the increases in the target that had been made for the past few years and that 7% was an appropriate target for the 2020 annual bonus plan.  However, the CNG Committee expects that in future years the target will continue to increase.

2020 Long-term Incentive Grants.  In February 2020, the CNG Committee made new long-term incentive grants to the Named Executive Officers based on the same factors described above with respect to grants made in 2019 and allocated 50% as performance shares and 50% as restricted shares.  With respect to grants made to all employees of the Company, the CNG Committee granted 28,110 target shares for the 2020-2022 performance cycle, which represents a 10% decrease, year over year, in the number of shares granted.  This reflects our longstanding policy of adjusting the baseline pool size in a given year inversely proportionally to the increase or decrease in intrinsic value per share in the prior year.  In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2020-2022 performance cycle totaled approximately 0.9% of the then outstanding shares, within the CNG Committee’s 1% guideline discussed above.

With approximately $1.0 billion of undeployed capital at year-end 2019, deploying capital intelligently remains the key job for the Company’s management team.  Taking account of the same factors discussed above with respect to the annual bonus plan, as well as the level of deployed and undeployed capital (and current expected run rate returns thereon over the three-year performance period) and reasonable assumptions regarding the timing and magnitude of future redeployment and distributions of undeployed capital, the CNG Committee determined that 7% annual growth in CVPS is an appropriately challenging target for a payout of 100% of the target shares for the 2020-2022 performance cycle.  Annual growth of 2% or less would result in no payout of 0%, and annual growth of 12% or more would be required for a payout of 200%.  As seen in the table below, the performance target goals associated with our performance shares have increased significantly over the past five grant cycles.

Performance Cycle	Target Shares Granted	% Change from Prior Year	Performance Target (min / target / max)
2016 - 2018	45,460	(23%)	0% - 4% - 8%
2017 - 2019	35,275	(22%)	1% - 5% - 9%
2018 - 2020	26,900	(24%)	2% - 6% - 10%
2019 - 2021	31,200	16%	2% - 7% - 12%
2020 - 2022	28,110	(10%)	2% - 7% - 12%

The CNG Committee believes this target and scale properly balance the competing incentives (i) to deploy or distribute undeployed capital aggressively and (ii) to remain patient for good opportunities.

Share Ownership Guidelines for Executive Officers.  The CNG Committee has established share ownership guidelines for our executive officers.  According to the guidelines, our CEO and EVPs are required to hold Company shares with a value of 10x salary, while other executive officers are required to hold Company shares with a value of 3x salary.  Shares received upon vesting must be held until the executive is in compliance with the guideline.  Unvested restricted shares will count toward satisfaction of the guideline, while unvested performance shares will not count.  As of December 31, 2019 all named executive officers, with the exception of Mr. Bazos, are in compliance with the guidelines.  As Mr. Bazos has joined the Company during 2019, he will be required to hold shares received upon vesting of any past and future equity awards until he is in compliance with the guidelines.

Clawback Policy

The Company has adopted a clawback policy applicable to bonuses and long-term incentive awards.  If the Company restates any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct involved fraud, then in addition to other actions the Board will mandatorily seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans.  Benefit accruals under all our U.S. qualified defined benefit pension plans and all our U.S. supplemental defined benefit pension plans were frozen for all employees in 2002.

Our Named Executive Officers who are not employees of Bermuda-domiciled entities may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation.  Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares.  None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan.  We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives.  The primary perquisite is limited personal use of corporate aircraft.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons.  The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer.  For tax purposes, we comply with IRS regulations.  We do not “gross-up” our Named Executive Officers for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees.  These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.  However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees from those companies.  We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment Agreements; Compensation Arrangement for Mr. Bazos

We have no long-term employment agreements with our Named Executive Officers although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.

Mr. Bazos joined the Company in May 2019 in the position of Executive Vice President and Head of Mergers & Acquisitions of WM Capital.  With more than 25 years of private equity experience, primarily in the financial services, healthcare and insurance sectors, Mr. Bazos joined as a senior leader of the Company as we execute on our strategy to thoughtfully redeploy capital generated from sales of significant businesses from 2015-2017.

The Compensation/Nominating & Governance Committee determined that securing the employment of an experienced executive like Mr. Bazos from the private equity industry required a competitive compensation package that would incentivize Mr. Bazos to depart a senior, highly compensated role at his previous employer to join White Mountains.  Therefore, we entered into a short-term arrangement with Mr. Bazos governing his compensation and severance during his first two years with the Company.  Following the initial two-year period, Mr. Bazos will have no long-term employment agreement, as is the case with our other Named Executive Officers.

In connection with Mr. Bazos’s hiring, the Company agreed to the following terms, which the CNG Committee believes were reasonably negotiated and aligned with market practices:

1)           a $1,500,000 sign on bonus payable in three equal tranches: upon signing, in March 2020 and in March 2021.

•                 The CNG Committee determined that this sign on bonus would provide market-competitive compensation for Mr. Bazos given his inability to earn any payouts from long-term incentive awards until 2022, consistent with our standard executive compensation program which is heavily weighted toward long-term performance-based pay.

2)           an annual bonus for 2019 set at a target of $375,000.

3)           in the event Mr. Bazos were terminated without cause prior to March 15, 2021, to receive any unpaid tranches of his signing bonus plus $875,000 and full vesting of any outstanding long-term incentives.  After March 15, 2021, a termination of Mr. Bazos’s employment would be treated the same as applicable to any other senior executive (as described below).

•                 The CNG Committee determined that these market-based arrangements appropriately reflect the risk taken by senior executives who, like Mr. Bazos, leave distinguished and established careers in adjacent industries to join a new organization.

Severance Agreements; Change in Control

Severance benefits, if any, for our Named Executive Officers are determined by the CNG Committee in its sole discretion.  Executive officers of our operating subsidiaries participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives were to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, we generally would expect to enter into arrangements that would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

We have no standalone change in control agreements with our Named Executive Officers.  However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part.  Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Compensation/Nominating & Governance Committee Report

The Compensation/Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Nominating & Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Edith E. Holiday, Chair

Morgan W. Davis

Philip A. Gelston

Summary Compensation Table

The following table presents compensation in 2019, 2018 and 2017 for the Company’s CEO, CFO and its two other most highly compensated executive officers (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards Granted (b) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compen- sation (c) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (d) ($)	Total ($)
G. Manning Rountree	2019	500,000	-	5,608,200	-	528,750	-	221,324	6,858,274
Chief Executive Officer	2018	500,000	375,000	5,186,048	-	-	-	186,545	6,247,593
	2017	500,000	500,000	5,492,600	-	-	-	140,524	6,633,124
Reid T. Campbell	2019	500,000	-	3,738,800	-	528,750	-	140,409	4,907,959
Executive Vice President &	2018	500,000	375,000	3,241,280	-	-	-	144,488	4,260,768
Chief Financial Officer	2017	500,000	750,000	5,099,255	-	-	(1,001)	85,682	6,433,936
Frank R. Bazos	2019	323,077	875,000	3,499,610	-	-	-	29,294	4,726,981
Executive Vice President &
Head of Mergers & Acquisitions
Robert L. Seelig	2019	500,000	-	1,869,400	-	528,750	-	61,261	2,959,411
Executive Vice President &	2018	500,000	250,000	2,917,152	-	-	-	65,115	3,732,267
General Counsel	2017	500,000	500,000	3,788,000	-	-	-	57,654	4,845,654
J. Brian Palmer	2019	400,000	-	934,700	-	423,000	-	23,772	1,781,472
Managing Director and	2018	400,000	300,000	810,320	-	-	-	28,350	1,538,670
Chief Accounting Officer	2017	390,385	600,000	1,060,640	-	-	-	13,475	2,064,500

(a)         For Messrs. Rountree, Campbell, Seelig and Palmer, the amounts represent annual incentive bonuses earned for the years ended December 31, 2018 and 2017.  For Mr. Bazos, the amount in 2019 represents a sign-on award of $500,000 paid to him upon joining the Company and a targeted annual incentive bonus of $375,000 for 2019. See “Compensation Discussion and Analysis.”

(b)         Represents the grant date market value of WTM performance shares granted in 2019, 2018 and 2017 and WTM restricted shares issued in 2019, 2018 and 2017.  The WTM performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table.  See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(c)          In 2019, the annual incentive bonus program for named executive officers changed to a formulaic program, with the level of payout determined by reference to the Company’s growth in CVPS.  Amounts presented in 2019 represent annual incentive awards paid in cash in March 2020 for performance in the year ended December 31, 2019.  See “Compensation Discussion and Analysis.”

(d)   See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2019, 2018 and 2017:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	Company contributions to 401(k) plan ($)	Employee stock ownership plan ($)	Other personal benefits (c) ($)	Total ($)
G. Manning Rountree	2019	90,000	105,872	9,000	12,600	3,852	-	221,324
	2018	90,000	66,395	9,000	12,375	8,775	-	186,545
	2017	75,000	45,069	8,800	8,100	3,555	-	140,524
Reid T. Campbell	2019	90,000	27,707	6,250	12,600	3,852	-	140,409
	2018	90,000	26,838	6,500	12,375	8,775	-	144,488
	2017	56,250	11,277	6,500	8,100	3,555	-	85,682
Frank R. Bazos	2019	-	15,944	-	12,600	-	750	29,294

Robert L. Seelig	2019	-	40,009	4,800	12,600	3,852	-	61,261
	2018	-	38,165	5,800	12,375	8,775	-	65,115
	2017	-	39,499	6,500	8,100	3,555	-	57,654
J. Brian Palmer	2019	-	-	1,560	12,600	3,852	5,760	23,772
	2018	-	-	1,620	12,375	8,775	5,580	28,350
	2017	-	-	1,820	8,100	3,555	-	13,475

(a)   Amounts represent director fees paid by BAM.

(b)         Amounts represent the aggregate incremental cost to the Company for the use of aircraft that were not otherwise in use for business.  For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use.

(c)          Represents parking garage rental fees paid by the Company on behalf of Mr. Bazos and Mr. Palmer.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers that received such awards during 2019:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (c) (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards (d) ($)
G. Manning Rountree		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/27/19	WTM Performance Shares	-	-	-	0	3,000	6,000	-	-	-	2,804,100
	2/27/19	WTM Restricted Shares	-	-	-	-	-	-	3,000	-	-	2,804,100
Reid T. Campbell		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/27/19	WTM Performance Shares	-	-	-	0	2,000	4,000	-	-	-	1,869,400
	2/27/19	WTM Restricted Shares	-	-	-	-	-	-	2,000	-	-	1,869,400
Frank R. Bazos		Annual Incentive Bonus	-	-	-	-	-	-	-	-	-	-
	5/1/19	WTM Performance Shares	-	-	-	0	1,900	3,800	-	-	-	1,749,805
	5/1/19	WTM Restricted Shares	-	-	-	-	-	-	1,900	-	-	1,749,805
Robert L. Seelig		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/27/19	WTM Performance Shares	-	-	-	0	1,000	2,000	-	-	-	934,700
	2/27/19	WTM Restricted Shares	-	-	-	-	-	-	1,000	-	-	934,700
J. Brian Palmer		Annual Incentive Bonus	0	300,000	600,000	-	-	-	-	-	-	-
	2/27/19	WTM Performance Shares	-	-	-	0	500	1,000	-	-	-	467,350
	2/27/19	WTM Restricted Shares	-	-	-	-	-	-	500	-	-	467,350

(a)             These columns indicate the range of payouts (0%, 100% and 200%) targeted for fiscal 2019 performance under our Annual Incentive Bonus Plan as described in “Compensation Discussion and Analysis” in this proxy statement.  The actual payout with respect to fiscal 2019 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(b)             Messrs. Rountree, Campbell, Bazos, Seelig and Palmer were granted WTM performance shares for the 2019-2021 performance cycle.  For the 2019-2021 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan for all NEOs is a 7% average growth in CVPS.  Average growth of 2% or less would result in no payout and average growth of 12% or more would result in a payout of 200%.

(c)             Messrs. Rountree, Campbell, Bazos, Seelig and Palmer were granted WTM restricted shares that vest on January 1, 2022.

(d)             Represents the grant date fair value (based on a market price on the date of grant) as determined in accordance with ASC Topic 718 without regard to forfeitures.  Assuming a maximum 200% payout, the grant date fair value of the WTM performance shares granted to Messrs. Rountree, Campbell, Bazos, Seelig and Palmer would be $5,608,200, $3,738,800, $3,499,610, $1,869,400 and $934,700.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2019:

		Option Awards					Stock Awards (a)(b)(c)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Manning Rountree	WTM Performance Shares	-	-	-	-	-	-	-	6,000	13,404,120
	WTM Restricted Shares	-	-	-	-	-	9,000	10,039,590	-	-
Reid T. Campbell	WTM Performance Shares	-	-	-	-	-	-	-	4,000	8,936,080
	WTM Restricted Shares	-	-	-	-	-	6,250	6,971,938	-	-
Frank R. Bazos	WTM Performance Shares	-	-	-	-	-	-	-	1,900	4,242,738
	WTM Restricted Shares	-	-	-	-	-	1,900	2,119,469	-	-
Robert L. Seelig	WTM Performance Shares	-	-	-	-	-	-	-	2,800	6,256,056
	WTM Restricted Shares	-	-	-	-	-	4,800	5,354,448	-	-
J. Brian Palmer	WTM Performance Shares	-	-	-	-	-	-	-	1,000	2,234,020
	WTM Restricted Shares	-	-	-	-	-	1,560	1,740,196	-	-

(a)             Equity incentive plan awards not yet vested at December 31, 2019 for Messrs. Rountree, Campbell, Bazos, Seelig and Palmer include 3,000, 2,000, 1,900, 1,000 and 500 target WTM performance shares, respectively, for the 2019-2021 performance cycle and 3,000, 2,000, 0, 1,800 and 500 target WTM performance shares, respectively, for the 2018-2020 performance cycle.  Payout values for WTM performance shares are shown at 200% of target for both the 2019-2021 performance cycle and the 2018-2020 performance cycle and based on the December 31, 2019 closing market price ($1,115.51) including dividends declared since the grant date.

(b)             Stock awards not yet vested at December 31, 2019 for Messrs. Rountree, Campbell, Bazos, Seelig and Palmer include 3,000, 2,000, 1,900, 1,000 and 500 WTM restricted shares, respectively, that vest on January 1, 2022; 3,000, 2,000, 0, 1,800 and 500 WTM restricted shares, respectively, that vest on January 1, 2021; and 3,000, 2,250, 0, 2,000 and 560 WTM restricted shares, respectively, that vested on January 1, 2020.  Market values are based on the December 31, 2019 closing market price ($1,115.51).

(c)             Excludes WTM performance shares for the 2017-2019 performance cycle, which vested on December 31, 2019.  See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents stock awards that vested in 2019 for each of the Named Executive Officers.  No option awards were exercised by the Named Executive Officers during 2019.

	Option Awards Exercised		Stock Awards Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Manning Rountree	-	-	WTM Performance Shares	(a)	5,220	5,893,745
			WTM Restricted Shares	(b)	3,000	2,573,070
Reid T. Campbell	-	-	WTM Performance Shares	(a)	3,915	4,420,309
			WTM Restricted Shares	(b)	2,250	1,929,803
Frank R. Bazos	-	-	WTM Performance Shares		-	-
			WTM Restricted Shares		-	-
Robert L. Seelig	-	-	WTM Performance Shares	(a)	3,480	3,929,164
			WTM Restricted Shares	(b)	2,000	1,715,380
J. Brian Palmer	-	-	WTM Performance Shares	(a)	974	1,100,166
			WTM Restricted Shares	(b)	560	480,306

(a)         Represents 3,000, 2,250, 2,000 and 560 target WTM performance shares awarded for the 2017-2019 performance cycle to Messrs. Rountree, Campbell, Seelig and Palmer, respectively, which became fully vested on December 31, 2019 at 174% of target.  Value realized on vesting is based on the average of the closing price of common shares for the 5 days preceding the CNG Committee meeting on February 27, 2020, as determined by the CNG Committee, plus dividends declared since the cycle was granted in 2017.

(b)         The amounts represent WTM restricted shares that vested on January 1, 2019.

Pension Benefits

The Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains in 2019.

Nonqualified Deferred Compensation

The Named Executive Officers did not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2019.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company.  See “Compensation Arrangement for Mr. Bazos” on page 36.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares become vested and WTM performance shares become payable in full or in part.  Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2019.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2019, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Involuntary Termination of Employment

In the case of Mr. Bazos, had he been terminated without cause on December 31, 2019, he would have been entitled to receive $1,875,000 and full vesting of any long-term incentives.  Had any of our other Named Executive Officers been terminated without cause on December 31, 2019, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Retirement

Had any of our Named Executive Officers retired on December 31, 2019, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Death or Disability

Had any of our Named Executive Officers employed as of December 31, 2019 died or become disabled on that date, they would have been entitled to pro rata vesting of their WTM performance shares and full vesting of their restricted shares.  Under this scenario, Messrs. Rountree, Campbell, Bazos, Seelig and Palmer would have been entitled to receive $19,233,742, $13,587,924, $4,702,859, $10,961,911 and $3,389,327, respectively.

For purposes of computing the amounts above, the WTM performance shares were valued at the December 31, 2019 common share closing market price ($1,115.51) including dividends since grant.  The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2017-2019 performance cycle, values are shown at actual performance of 174%.  Restricted shares were valued at the December 31, 2019 common share closing market price.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2019 to any of our Named Executive Officers employed as of that date, they would have been entitled to full vesting of their WTM performance shares at up to 200% of target and full vesting of their restricted shares.  Under this scenario, Messrs. Rountree, Campbell, Bazos, Seelig and Palmer would have been entitled to receive $30,154,770, $20,941,313, $8,237,207, $16,084,544 and $5,226,947, respectively.

For purposes of computing the amounts above, the WTM performance shares, including the 2017-2019 performance cycle, were shown at 200% of target.  The WTM performance shares were valued at the December 31, 2019 common share closing market price ($1,115.51) including dividends since grant.  Restricted shares were valued at the December 31, 2019 common share closing market price.

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

Our CNG Committee has adopted a compensation program for our non-employee directors that is focused on:

•              attracting and retaining highly-qualified directors with a diversity of skills, backgrounds and experiences

•              appropriately valuing the significant time and travel commitment required for our non-employee directors

•              encouraging directors’ ownership of our common shares to further the alignment of their interests with those of our shareholders

To that end, our non-employee director compensation program in effect for fiscal 2019 included the following elements:

•                  an annual cash retainer of $135,000

•                  an annual equity retainer of 250 common shares

•                  an additional retainer of $100,000 and 100 common shares for our Board Chair

•                  an additional cash retainer of $15,000 for all members of the Audit Committee

•                  additional annual retainers (in addition to member retainer) of $85,000 and $25,000 for chairs of the Audit Committee and all other committees, respectively

Our CNG Committee annually assesses the structure of our non-employee director compensation program in light of market practices and emerging trends, and makes appropriate refinements if necessary.  To that end, the following changes to our director compensation program have been implemented for fiscal year 2020:

•                  Established share ownership guidelines of 5x cash retainer within five years of appointment to the Board

•                  Decreased the annual equity retainer from 250 common shares to 225 common shares

•                  Decreased the additional Board Chair equity retainer from 100 common shares to 90 common shares

•                  Decreased the Audit Committee Chair retainer from $85,000 to $35,000

Our non-employee directors are not provided with any benefits other than participating in our employee matching gift program on the same terms as our employees, matching gifts up to $10,000 per participating individual.

As described in the notes to the table below, due to his extensive insurance industry expertise, Mr. Davis serves on the boards of three subsidiaries and affiliates of the Company.  For his service, he receives directors fees, paid by these companies, which are included under “All Other Compensation.”

The following table summarizes director compensation for 2019 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (c) ($)	Total ($)
Yves Brouillette (d)	774	391,476	-	-	-	-	392,250
Peter Carlson	183,750	301,136	-	-	-	-	484,886
Mary Choksi	160,000	242,250	-	-	-	10,000	412,250
Morgan W. Davis	235,000	339,150	-	-	-	145,000	719,150
Philip Gelston	150,000	242,250	-	-	-	7,550	399,800
Edith E. Holiday	160,000	242,250	-	-	-	7,000	409,250
Lowndes A. Smith	235,000	242,250	-	-	-	-	477,250
David A. Tanner	150,000	242,250	-	-	-	-	392,250

(a)         Mr. Rountree does not receive any additional compensation for his role as a director.  Non-management directors receive an annual cash retainer of $135,000.  Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Board ($100,000), Chairman of the Audit Committee ($85,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000).  Retainers were paid in cash except for Mr. Brouillette who received an equivalent value in common shares.  Retainers relate to the period from May 2019 to May 2020, inclusive, and are typically pro-rated for partial year service.

(b)         On May 23, 2019, all non-management directors received an annual grant of 250 common shares and Mr. Brouillette received additional common shares in lieu of payment of his cash retainer.  Mr. Davis received an additional 100 common shares for his role as Chairman of the Board.  All common shares issued were valued at $969.00 per share, the market price on the date the shares were granted.  In addition, Mr. Carlson received a grant of 63 common shares upon his election to the Board on February 27, 2019, representing the pro-rata portion of the annual grant for the service period ending May 2019.  These shares were valued at $934.70 per share, the market price on the date the shares were granted.

(c)          Amount shown for Ms. Choksi represents $10,000 in matching payments from a company-sponsored charitable gift program.  Amount shown for Mr. Davis represents $45,000 in director fees paid to him by Compare.com, $40,000 in director fees paid to him by MediaAlpha and $60,000 in director fees paid to him by NSM Group.  Amount shown for Mr. Gelston represents $7,550 in matching payments from a company-sponsored charitable gift program.  Amount shown for Ms. Holiday represents $7,000 in matching payments from a company-sponsored charitable gift program.

(d)   Mr. Brouillette resigned from the Board of Directors on August 29, 2019.

CEO PAY RATIO

CEO Pay Ratio

Below is (i) the 2019 annual total compensation of our CEO; (ii) the 2019 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$6,858,274
Median Employee Annual Total Compensation	$42,523
CEO to Median Employee Pay Ratio	161:1

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.  Our methodology and process are explained below:

(1)         Determined Employee Population.  We began with our global employee population as of December 31, 2019, including full-time and part-time workers employed by our company or consolidated subsidiaries, but excluding our CEO.

(2)         Identified the Median Employee.  To identify the median employee, we calculated compensation for each employee using (i) base annual salary including estimated overtime pay as of December 31, 2019, (ii) cash incentives earned in 2019, (iii) WTM performance shares and WTM performance units vested on December 31, 2019, and (iv) WTM restricted shares vested on January 1, 2020.  Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2019.

(3)         Calculated CEO Pay Ratio.  We calculated our median employee’s annual total compensation for 2019 in accordance with SEC rules for preparing the Summary Compensation Table.  We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof.  In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction.  For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2019, there were no Transactions with Related Persons that required Audit Committee approval.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019, with respect to the common shares that may be issued under the Company’s existing incentive compensation plans.  Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Compensation/Nominating & Governance Committee.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			110,000 (a)

Performance shares	43,120 (b)	$ 0

(a)         Represents the amount of WTM shares available for issuance at target under the WTM Incentive Plan as of December 31, 2019.  To the extent granted as WTM performance shares, such shares could be earned at 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation/Nominating & Governance Committee.  As of April 1, 2020, 95,945 common shares remained available for issuance.

(b)         Represents the target amount of WTM performance shares outstanding as of December 31, 2019, which includes 14,070 target performance shares for the 2017-2019 performance cycle that were settled in cash in February 2020.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2019, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2019, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and (3) received the written disclosures and the letter from PwC required by the applicable PCAOB rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2019 and 2018 (as presented herein) are compatible with maintaining their independence.  Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to Shareholders at the 2020 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”).  In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC.  In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities.  The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman

Peter M. Carlson

Philip A. Gelston

David A. Tanner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC.  Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financial statements.  All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence.  As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.  All services performed by PwC during 2019 and 2018 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2019 and 2018 are described below.  PwC does not provide any services to the Company that are prohibited under applicable laws and regulations, such as financial information systems design and implementation.  From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above.  To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC.  The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2019 and 2018:

	2019(e)	2018(e)
Audit Fees (a)	$ 3,849,104	$ 3,100,417
Audit-Related Fees (b)	310,600	301,750
Tax Fees (c)	335,023	776,662
All Other Fees (d)	12,188	9,326

(a)          The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)          The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations related to certain transactions and (2) services in connection with certain transactions.

(c)          The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)         The fees in this category were for access to PwC’s proprietary technical accounting research and financial statement disclosure software tools.

(e)          The fees reported include expense reimbursements of $152,282 and $119,984 in 2019 and 2018, respectively.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, in this Proposal 2 we are asking you to provide approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.”  You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the company’s proxy statement dated April 7, 2020, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the Company’s primary goal of maximizing shareholder value over long periods of time, as well as motivating and retaining our key executives.  The compensation of our named executive officers is heavily weighted toward variable long-term compensation, the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 22 of this proxy statement, as well as the 2019 summary compensation table and related compensation tables and narrative, beginning on page 38, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation/Nominating & Governance Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 2 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 3

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Subject to Shareholder approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2020.  Further, Shareholders are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service.  Representatives from PwC will attend the 2020 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 3 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2020.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies.  Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted in accordance with the Board’s recommendation for each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment.  The Board knows of no other matters which are to be considered at the 2020 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees will be elected if the number of votes cast “for” such director exceeds the number of votes cast “against” that director.  If a director in an uncontested election receives less than a simple majority of votes cast “for” his election, the director is required to submit a letter of resignation to the Board of Directors, which the Board may either accept or reject in accordance with the Company’s Bye-laws.  The majority vote standard is not applicable to contested director elections, which are determined by a plurality of the votes cast.  A plurality of votes cast means that the proposed director receiving the highest number of affirmative votes is elected, irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted.  The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2020 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, has been appointed as Inspectors of Election for the 2020 Annual Meeting.  Representatives of Computershare will attend the Annual Meeting and receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview.  Solicitation costs will be paid by the Company.  Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each Shareholder will continue to receive a separate proxy card.  This procedure, referred to as house-holding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs.  Those Shareholders who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, the Company files reports, proxy statements and other information with the SEC.  The Company will provide to any Shareholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board.  Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.  Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Non-GAAP Measures

Information regarding the calculation of non-GAAP financial measures contained in this proxy statement can be found in Annex A:  Reconciliation of Non-GAAP Measures.

Availability of Proxy Materials

Proxy materials for the 2020 Annual General Meeting, including the Chief Executive Officer’s Letter, Notice of 2020 Annual General Meeting of Members and Proxy Statement and the 2019 Management Report are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, its principal executive office is located at 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Shareholders for the 2021 Annual Meeting of Members

Shareholder proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 17) must be received in writing by the Secretary of the Company no later than Tuesday, December 8, 2020 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2021.

By Order of the Board of Directors,

Jennifer L. Moyer,

Corporate Secretary

ANNEX A: RECONCILIATION OF NON-GAAP MEASURES

Our 2020 Proxy Statement includes certain non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. We believe these non-GAAP financial measures provide useful information to management and investors in evaluating our performance. There can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

Reconciliation of growth in GAAP book value per share growth to growth in Adjusted Book Value Per Share (“ABVPS”) as if the MediaAlpha Transaction had closed as of December 31, 2018

Refer to page 58 in White Mountains’s 2019 Form 10-K

Reconciliation of GAAP total consolidated portfolio returns to total consolidated portfolio returns excluding the MediaAlpha Transaction

Refer to page 59 in White Mountains’s 2019 Form 10-K

Reconciliation from growth in ABVPS to growth in Intrinsic Value Per Share (“IVPS”)

	Years ended December 31,
Growth:	2019	2018	2017
ABVPS, as reported	14.8%	-2.8%	15.4%
reflect MediaAlpha transaction impact in 2018	-6.7%	6.0%	0.0%
ABVPS[1]	8.1%	3.2%	15.4%
change in franchise value step-ups	1.9%	-0.6%	-7.0%
IVPS[1]	10.0%	2.6%	8.3%

Growth in Compensation Value Per Share[2]	9.1%	2.9%	11.9%
Growth in Compensation Value Per Share[2] - 3-Year Average	7.9%

[1] Adjusted as if the MediaAlpha transaction had closed as of December 31, 2018.

[2] Growth in Compensation Value Per Share is the average of the growth in IVPS and ABVPS.

A-1

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59 p.m., Eastern Time, on May 20, 2020. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/WTM delete QR code and control # or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WTM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Class II Directors to a term ending in 2023: ForWithhold For Withhold 01 - G. Manning Rountree 02 - Mary C. Choksi For Against Abstain For Against Abstain 2. Approval of the advisory resolution on executive compensation. 3. Approval of the appointment of PricewaterhouseCooopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 P C F 4 5 7 8 1 1 037U5A MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2020 Annual Meeting Proxy Card1234 5678 9012 345

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of the 2020 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2020 Annual General Meeting of Members to be held Thursday, May 21, 2020, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items White Mountains Insurance Group, Ltd. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WTM

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Class II Directors to a term ending in 2023: ForWithhold For Withhold 01 - G. Manning Rountree 02 - Mary C. Choksi For Against Abstain For Against Abstain 2. Approval of the advisory resolution on executive compensation. 3. Approval of the appointment of PricewaterhouseCooopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 5 7 8 1 1 037U6A MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2020 Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Notice of the 2020 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2020 Annual General Meeting of Members to be held Thursday, May 21, 2020, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) White Mountains Insurance Group, Ltd.